Exhibit 99.1

1808 Swift Drive Oak Brook, Illinois 60523-1501 Phone: 630.586.8000 Fax: 630.586.8010 www.CenterPoint-Prop.com
AT THE COMPANY:

John S. Gates, Jr.	Paige H. Gilchrist
Co-Chairman and CEO	Vice President, External Affairs (630) 586-8101

For Immediate Release
Thursday, May 13, 2004

CENTERPOINT PROVIDES UPDATE ON PORTFOLIO SALE

Oak Brook, Illinois, May 13, 2004 - CenterPoint Properties Trust (NYSE: CNT) today announced that it continues to negotiate the $400-500 million portfolio sale (see April 14, 2004 press release).  While the proposed buyer, American Industrial Trust (“AIT”), has not finalized all of its funding for the acquisition, there continue to be discussions with a number of interested investors.  However, there can be no assurance that all or any part of the transaction will close.

The delay in funding of the acquisition can be attributed to the dramatic increase in interest rates and the significant weakening of the Australian dollar.  In addition, the Australian IPO market has been disrupted by a significant merger involving several Westfield entities, which would dramatically alter the composition of the market for publicly traded property company shares.  If completed, the recently proposed Westfield three-part merger and IPO would create Australia’s eighth largest publicly traded entity and one of the world’s largest property companies.  Until the details of the flotation are known and the proposed offering is finalized, the Westfield deal has sidelined considerable investment and index fund capital.

“CenterPoint never included the AIT portfolio sale in its guidance, nor has it ever modified its 2004 or future business plans for the potentiality of the deal.  Therefore, CenterPoint remains ahead of 2004 plan and budget in virtually all areas of its business,” stated John Gates, Jr., Co-Chairman and CEO.

“As always, the disposition market for Chicago industrial property remains large, liquid, diverse and very fragmented.  Indeed, CenterPoint fully expects to meet or exceed its 2004 and 2005 disposition targets – with or without – the AIT transaction.  ‘One-stop shopping’ is nice but we never ‘put all of our eggs in one basket’.”

CenterPoint Properties Trust

CenterPoint is a publicly traded real estate investment trust (REIT) and the largest industrial property company in the 1.3 billion-square-foot Chicago regional market.  It currently owns and operates approximately 36 million square feet and owns or controls an additional 3,296 acres of land upon which 50 million square feet could be developed.  The Company is focused on providing unsurpassed tenant satisfaction and adding value to its shareholders through customer driven management, investment, development and redevelopment of warehouse, distribution, light manufacturing buildings and logistics infrastructure.  The first major REIT to focus on the industrial property sector, CenterPoint had a total market capitalization of approximately $2.8 billion as of March 31, 2004.

Statements in this release, which are not historical, may be deemed forward-looking statements under federal securities laws.  There can be no assurance that future results will be achieved and actual results could differ materially from forecasts and estimates.  Factors that could cause actual results to differ materially are general business and economic conditions, completion of pending acquisitions, competitive market conditions, weather, pricing of debt and equity capital markets and other risks inherent in the real estate business.  Such factors and others are listed in the Company’s Form 10-K or 10-Q.